Exhibit 10.9

EMPLOYMENT AGREEMENT

This contract of employment is made this 30th day of July, 2014 between Shuttle Pharmaceuticals, LLC (hereinafter “Company”), and Theodore L. Phillips, M.D. (hereinafter “Employee”).

The terms of employment as set out herein will be deemed to constitute a contract of employment (hereinafter “Agreement”). Employee will be required to sign at the space provided at the end of these conditions, agreeing to adhere to the Company’s conditions of employment.

1. Employment & Duties, Duration, Termination

1.1 Employment & Duties. The Employee agrees that he will at all times faithfully, industriously, and to the best of his skill, ability, experience and talents, perform all of the duties required of his position as “Director, Clinical Development” for the Company at 51% effort employment, which duties include, but are not limited to: (a) Perform clinical drug development of novel chemical entities for the Company’s drug discovery/development program; (b) Serve as Principal Investigator of the Fast-Track SBIR grant and service as principal investigator, as needed, on other SBIR grant application submissions. In carrying out these duties and responsibilities, the Employee shall comply with all Company policies, procedures, rules and regulations, both written and oral, as are announced by the Employer from time to time. It is also understood and agreed to by the Employee that his assignment, duties and responsibilities and reporting arrangements may be changed by the Company in its sole discretion.

1.2 Date of Employment Commencement. September 15, 2014.

1.3 Employment Duration. The employment term/duration shall be “at will” of either party. Nothing in Employer’s policies, actions, or this document shall be construed to alter the “at will” nature of Employee’s status with Employer.

1.4 Annual Performance Review. The Employee will be provided a written performance appraisal at least once a year.

1.5 Termination. Employee understands that Employer may terminate his/her employment at any time for any reason or for no reason, provided it is not terminated in violation of state or federal law.

2. Compensation and Benefits

2.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, Company agrees to pay Employee a base salary at the rate of one hundred eighty thousand dollars ($181,500.00) per annum which will be pro-rated to 51% effort, based on percent effort on NIH SBIR contracts. The salary set forth herein shall be payable in accordance with the regular payroll practices of the Company.

2.2 Bonus. Employee shall be eligible to participate in the company sponsored stock options program.

2.2 Health Benefits. The Company shall not provide the Employee with health plan benefits.

2.3 Leave. In addition to approved public holidays, the Employee shall be entitled to paid leave in the amount of two weeks per calendar year.

3. Conflicts With Other Activities

During employment with Company, Employee agrees that he will not, without prior written notice to Company, engage in any employment or business performing similar drug discovery or development work.

4. Protection of Confidential Information and Ownership of Inventions

4.1 Confidential Information Defined. The Company is engaged in the business of developing novel pharmaceuticals for therapeutic development and for diagnostics for use in treating human disease. Employee acknowledges and agrees that the Company’s special competence in the industry is critical to its growth. The Company’s competitive advantage and growth further depend on its exclusive possession of certain proprietary information concerning the Company’s operations, processes, research, discoveries, methods and accumulated experience incidental to the Company’s services and products, including, without limitation, those matters not generally known to the public or to the industry in which the Company is or may be engaged and which pertain to research and development, advertising, promotions, market research, concepts, ideas, and trade secrets (collectively “Confidential Information”). Employee desires to be employed by the Company and the Company desires to employ Employee subject, however, to the terms and conditions set forth in this Agreement.

4.2 Inventions Defined. For purposes of this Agreement, the term “Inventions” means discoveries, data, concepts and ideas, whether or not patentable, and without limitation: processes, methods, formulas and techniques as well as improvements and know-how related thereto, arising out of or related to any present or prospective activities of the Company in which Employee is engaged or aware as a result or consequence of Employee’s employment by the Company.

4.3 Covenants, Agreements, Representations and Warranties by Employee. In consideration of the fact that Employee’s work as an employee of Company will bring Employee into close contact with many confidential affairs of the Company and its affiliates, including matters of a business nature, such as information about costs, profits, markets, sales, and any other information not readily available to the public, and plans for future commercial and technological developments, Employee, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, covenants, agrees, represents and warrants that:

a.	All of the Confidential Information is a valuable asset of the Company and, at all times, will be made and remain the Company’s sole and exclusive property.

b.	Employee shall, at all times, hold the Confidential Information as secret.

c.	Employee shall neither directly nor indirectly exploit or permit the exploitation, copying or summarizing of any of the Confidential Information, except in the performance of Employee’s duties for the Company or as the Company otherwise directs.

d.	During the term of Employee’s employment by the Company and after termination of that employment with or without cause, Employee shall not, directly or indirectly, individually or in combination or association with any other person or entity, divulge or disclose to any third party any of the Confidential Information without, in each instance, the prior written consent of the Company.

e.	During the term of Employee’s employment by the Company and for the period of one year following termination of that employment with or without cause, Employee shall promptly disclose in writing to the Company all inventions conceived or made by Employee, either solely or in concert with others.

f.	Employee hereby assigns to the Company all of Employee’s right, title, and interest to all such inventions and to applications for United States and/or foreign letters patents granted on such inventions.

g.	All inventions made or conceived by Employee shall be the Company’s sole and exclusive property.

h.	Company shall own, and Employee hereby transfers and assigns to it, all rights of every kind and character, in perpetuity, in and to any material and/or ideas written, suggested, or submitted by Employee hereunder which relate to the intellectual property owned by the Company and all other results and proceeds of Employee’s services hereunder, whether the same consists of scientific, technical, clinical, engineering or any other form of works, themes, ideas, creations, products, or compositions (collectively, “Employee Inventions”). Employee agrees to execute and deliver to Company such assignments or other instruments as Company may require from time to time to evidence its ownership of the Employee Inventions, including, but not limited to, obtaining and defending letters patents in any and all countries and to vest title in such inventions in the Company or its assigns.

i.	Third Party Information. Employee understands, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

j.	Upon termination of Employee’s employment with the Company with or without cause, Employee shall immediately deliver to the Company all notebooks, reports, formulae, notes, manuals and other documents, whether in hard copy or electronic, reflecting the Confidential Information and all other materials furnished to or acquired by Employee as a result of or during Employee’s employment by the Company.

k.	In the event that any of the restrictions and limitations of this Paragraph 4.3 shall be deemed to exceed the time or activity limitations permitted by applicable law, then such provisions shall be reformed to the maximum extent permitted by applicable law.

l.	Employee’s representations and warranties herein shall be revived continuously during the period of Employee’s employment by the Company.

5. Non-Compete

5.1 In consideration of the salary and the bonus indicated in Paragraph 2.1 and 2.2, infra, the Employee further acknowledges and agrees that following termination of employment with Company for any reason, the Employee shall not work as a competitor, or for a competitor, of the Company for a period not to exceed one (1) year.

5.2 The Employee further acknowledges and agrees that following termination of employment with Company for any reason, the Employee shall not hire or attempt to hire any current employees of Company.

6. Laws

This Agreement shall be construed and enforced pursuant to the laws of the state of Maryland.

7. Independent Legal Advice

The Employee acknowledges that the Company has provided the Employee with a reasonable opportunity to obtain independent legal advice with respect to this agreement, and that either:

(a)	The Employee has had such independent legal advice prior to executing this agreement, or;

(b)	The Employee has willingly chosen not to obtain such advice and to execute this agreement without having obtained such advice.

8. Miscellaneous Provisions

8.1 Severability. If any provision or clause of this Agreement is held to be invalid by a court of competent jurisdiction, then such provision or clause shall be severed and shall not affect the validity and enforceability of any other provision of this Agreement.

8.2 Modification. This Agreement may not be amended or modified except in a writing signed by each of the parties hereto.

8.3 Breach. If Employee defaults in or breaches any of the covenants, agreements, representations or warranties described in this Agreement, Employee shall be liable to and pay the Company its court costs and reasonable attorneys’ fees incurred in enforcing such covenants, agreements, representations and warranties.

8.4 Injunctive Relief. It is acknowledged that the rights of Company under this Agreement are of a special, unique, and intellectual character which gives them a peculiar value, and that a breach of any provision of this Agreement, will cause Company irreparable injury and damage which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, without limiting any right or remedy, Employee specifically agrees that Company shall be entitled to seek injunctive relief to enforce and protect its rights under this Agreement.

8.5 Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed first-class, postage prepaid, or via electronic mail as follows: If to Employee: 5910 River Glen Court, Carmichael, CA 95608; If to Company: 1 Research Court, Suite 450, Rockville, MD 20850.

8.6 This Agreement sets forth the entire understanding of the parties hereto and supersedes all prior agreements, whether oral or written, regarding the subject matter hereof.

IN WITNESS WHEREOF, the Company has caused this agreement to be executed by its duly authorized officer and the Employee has set his hand as of the date first above written.

SIGNED:

/s/ Theodore Phillips	July 29, 2014
Theodore L. Phillips, M.D.	Date

SIGNED ON BEHALF OF COMPANY:

/s/ Anatoly Dritschilo	July 30, 2014
Anatoly Dritschilo	Date
Chief Executive Officer
Shuttle Pharmaceuticals, LLC